Exhibit 99.1

Blue Water Acquisition CorpORATION announces merger agreement with Clarus Therapeutics, forming a publicly listed company to address unmet needs of men and women through development of androgen and metabolic therapies

Existing Clarus investors, led by H. I. G. Capital, will invest an additional $25 million in support of the company

Transaction will accelerate commercialization of JATENZO®, the market-leading oral testosterone replacement therapy, and fund expansion of the company’s pipeline of androgen and metabolic therapies for men and women, including orphan indications

Clarus Therapeutics shareholders and Blue Water Acquisition Corp. shareholders will hold shares in Clarus Therapeutics, which is expected to be listed on NASDAQ

NORTHBROOK, Ill. and GREENWICH, Conn. – April 27, 2021 – Clarus Therapeutics Inc. (“Clarus”), a pharmaceutical company dedicated to providing solutions to unmet medical needs by advancing androgen and metabolic therapies for men and women, and Blue Water Acquisition Corp. (NASDAQ: BLUW) ("Blue Water”), a special purpose acquisition company (SPAC), today announced a definitive business combination agreement that will result in Clarus becoming a publicly traded company. This transaction values Clarus at $379 million on a fully diluted basis, assuming no redemptions by Blue Water stockholders. In addition, current Clarus stakeholders will invest an additional $25 million in Clarus following the announcement of this transaction. Subject to stockholder approval and the satisfaction of customary closing conditions, the business combination transaction is expected to close in the third quarter of 2021.

Clarus Therapeutics Overview

Clarus was founded by Dr. Robert Dudley, chairman, CEO and president to develop an oral testosterone replacement therapy (TRT) for appropriate men with testosterone deficiency. Dr. Dudley had previously co-invented and launched AndroGel®, the most successful TRT product to date, worldwide, but was keenly aware of the need for a safe and effective oral TRT for the approximately 2,000,000 men currently on testosterone therapy in the United States. Of these men, 95% receive topical testosterone gel or weekly testosterone injections. Based on research conducted for Clarus by the Harris organization[1], more than 75% of men on non-oral TRT therapies are dissatisfied with their TRT and over 80% are interested in learning about an oral alternative.

In March 2019, Clarus’s mission to bring a new, state-of-the-art oral TRT to market was realized with U.S. Food and Drug Administration (FDA) approval of JATENZO® (testosterone undecanoate oral capsules; CIII). Prior to JATENZO’s approval, the only oral TRT product ever approved by FDA over 60 years ago was one associated with potentially serious liver toxicity – a characteristic not observed in clinical studies of JATENZO up to two years in length. Clarus launched JATENZO in February 2020 as the first and only FDA-approved oral softgel for TRT in adult males who have low or no testosterone due to certain medical conditions.[2],[3],[4] JATENZO is available in three softgel strengths so that healthcare professionals can individualize patient testosterone response and adjust dosing, as necessary. Approval of JATENZO addressed a conspicuous void in the TRT market that is currently dominated by topical gels and injections. The funds from these transactions will be invested in growth-driving initiatives for JATENZO and focused R&D to expand the company’s pipeline beyond testosterone replacement. Following the close of the transaction, Dr. Dudley will continue to serve as Clarus’s CEO and President. Frank Jaeger, Clarus’s Chief Commercial Officer, and the architect of AndroGel 1.62%’s sales and marketing efforts that resulted in annual peak sales of over $1 billion, will continue to lead commercialization efforts for JATENZO. Mr. Jaeger has built a team with vast experience in the TRT field.

1 Harris Poll conducted online survey between May 6 – June 5, 2020

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Investment Highlights

•	SPAC transaction values Clarus at $379 million on fully diluted basis, assuming no redemptions by Blue Water stockholders.
•	Existing Clarus stakeholders, led by H. I. G. Capital, will invest an additional $25 million in Clarus following the announcement of this transaction, which investment will convert into shares of the post-merger company’s common stock at $10.00 per share.
•	Proceeds from the transaction to be invested in growth-driving initiatives for JATENZO, including DTC advertising, and to expand Clarus’s R&D pipeline.
•	Truist Securities acted as a financial advisor and Needham & Company acted as a capital markets advisor to Clarus.
•	Maxim Group LLC acted as financial advisor to Blue Water Acquisition Corp.
•	Cantor Fitzgerald & Co. and Oppenheimer & Co., Inc. acted as capital markets advisors to Blue Water Acquisition Corp.

“When I established Clarus, the singular focus of our team was the development and launch of an oral TRT product to address a significant void in treatment options available to appropriate men in need of testosterone therapy. When JATENZO launched in early 2020, it represented not only the culmination of those efforts but also brought our collective vision to life,” said Dudley. “Clarus is now ready to enter the public markets and build out its pipeline. The merger with Blue Water Acquisition Corp. is expected to bring fresh capital and exceptional board members to the company so that we can expand our commercialization of JATENZO in the U. S., develop new innovative products, and set a broader course for Clarus beyond men’s health.”

2 JATENZO (testosterone undecanoate) [prescribing information]. Clarus Therapeutics, Inc.

3 US Food & Drug Administration. FDA Approved Drug Products. Available at: https://www.accessdata.fda.gov/scripts/cder/daf/index.cfm?event=overview.process&ApplNo=206089. Accessed October 1, 2019.

4 US Food & Drug Administration. NDA Approval Letter. Available at: https://www.accessdata.fda.gov/drugsatfda_docs/appletter/2019/206089Orig1s000ltr.pdf

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In addition to monetary value, this transaction brings with it Blue Water’s deep expertise in the life sciences and pharmaceutical sectors. We believe this will serve as a complementary asset to Clarus as it expands its footprint in the industry. To this end, Kimberly Murphy, former VP, Global Vaccines Commercialization (Influenza) at GSK will join Clarus’s board as Chairperson after close of the transaction.

“We are excited about the prospects for Clarus,” said Joseph Hernandez, Chairman and CEO of Blue Water Acquisition Corp. “Clarus’s commitment to the success of JATENZO, deep bench of expertise, proclivity for innovation, compelling financial profile and attractive growth prospects are the drivers for our decision to select Clarus as our merger partner after a thorough search. We look forward to working with the impressive team at Clarus to close our merger in a timely manner.”

Key Transaction Terms & Proposed Transaction Timeline

This transaction, which has been unanimously approved by the Boards of Directors of Clarus and Blue Water is subject to approval by Clarus’s stockholders, Blue Water’s stockholders and other customary closing conditions. The proposed business combination is expected to be completed in the third quarter of 2021.

A more detailed description of the transaction terms and a copy of the definitive merger agreement will be included in a Current Report on Form 8-K to be filed by Blue Water with the United States Securities and Exchange Commission ("SEC"). Blue Water will file a registration statement on Form S-4 (which will contain a joint proxy statement/prospectus) with the SEC in connection with the transaction.

Advisors

Truist Securities acted as a financial advisor and Needham & Company acted as a capital markets advisor to Clarus. Cantor Fitzgerald & Co. and Oppenheimer & Co., Inc. acted as capital markets advisors to Blue Water Acquisition Corp. Maxim Group LLC acted as financial advisor to Blue Water. Goodwin Procter served as legal counsel to Clarus. Ellenoff Grossman & Schole LLP served as legal counsel to Blue Water. Mayer Brown LLP served as legal counsel to the capital markets advisors.

About Clarus Therapeutics, Inc.
Clarus is a pharmaceutical company with expertise and interest in developing androgen and metabolic therapies for men and women – including potential therapies for orphan indications. Clarus’s first commercial product, JATENZO, was launched in early 2020. For more information, visit www.clarustherapeutics.com and www.jatenzo.com .

About Blue Water Acquisition Corp.

Blue Water Acquisition is a special purpose acquisition (SPAC) company incorporated as a Delaware corporation formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

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Forward-Looking Statements

Certain statements made in this press release are "forward-looking statements" within the meaning of the federal securities laws, including statements about the parties’ ability to close the proposed business combination and related transactions, the anticipated benefits of the proposed business combination, and the financial condition, results of operations, earnings outlook and prospects of Blue Water and/or the proposed business combination and related transactions and may include statements for the period following the consummation of the proposed business combination and related transactions. In addition, any statements that refer to projections (financial or otherwise), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Blue Water and Clarus Therapeutics, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to Clarus Therapeutics’ ability to increase sales of JATENZO, secure favorable reimbursement coverage for such sales and expand its product offerings to include a pipeline of androgen and metabolic therapies for men and women, including orphan indications; the ability to complete the proposed business combination and to obtain approval from Blue Water’s stockholders or satisfy other closing conditions in the definitive merger agreement; the outcome of any legal proceedings that may be instituted against Blue Water or Clarus related to the merger agreement or the proposed transaction; the ability to maintain the listing of Blue Water’s securities on a national securities exchange; the amount of any redemptions by existing holders of Blue Water’s common stock; the ability to recognize the anticipated benefits of the business combination; other risks and uncertainties included under the header “Risk Factors” in the registration statement on Form S-4 to be filed by Blue Water, in the final prospectus of Blue Water for its initial public offering dated December 16, 2020 and in Blue Water’s other filings with the SEC.

Additional Information

Blue Water has filed today an investor presentation which describes in more detail the proposed transaction and provides a business overview of Clarus Therapeutics. The presentation is available on the U.S. Securities Exchange Commission's (the "SEC") website at http://www.sec.gov.

In connection with the proposed business combination, Blue Water is expected to file a Form S-4 with the SEC. Clarus and Blue Water Acquisition urge investors, stockholders and other interested persons to read, when available, the Form S-4, including the preliminary proxy statement/prospectus and amendments thereto and the definitive proxy statement/final prospectus, as well as other documents to be filed with the SEC in connection with the Transaction, as these materials will contain important information about Clarus Therapeutics, Blue Water, the combined public company and the business combination. Blue Water also will file other documents regarding the Transaction with the SEC. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Blue Water through the website maintained by the SEC at www.sec.gov.

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Participants in the Solicitation

Blue Water and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Blue Water’s stockholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Media Contact:

Russo Partners

David Schull
12 West 27th Street, 4th Floor
New York, NY 10001
(858) 717-2310
david.schull@russopartnersllc.com

Clarus Investor Relations Contact:

Ric Peterson

Clarus Therapeutics, Inc.

555 Skokie Blvd., Suite 340

Northbrook, IL 60062

(847) 562-4300

rpeterson@clarustherapeutics.com

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About JATENZO

Indication

JATENZO® (testosterone undecanoate) capsules, CIII, is an androgen indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone:

  Primary hypogonadism (congenital or acquired): testicular failure due to cryptorchidism, bilateral torsion, orchitis, vanishing testis syndrome, orchiectomy, Klinefelter syndrome, chemotherapy, or toxic damage from alcohol or heavy metals. These men usually have low serum testosterone concentrations and gonadotropins (follicle-stimulating hormone [FSH], luteinizing hormone [LH]) above the normal range.
  Hypogonadotropic hypogonadism (congenital or acquired): gonadotropin or luteinizing hormone-releasing hormone (LHRH) deficiency or pituitary-hypothalamic injury from tumors, trauma, or radiation. These men have low testosterone serum concentrations but have gonadotropins in the normal or low range.

Limitation of use

Safety and efficacy of JATENZO in males less than 18 years old have not been established.

IMPORTANT SAFETY INFORMATION

WARNING: INCREASES IN BLOOD PRESSURE

  JATENZO can cause blood pressure (BP) increases that can increase the risk of major adverse cardiovascular events (MACE), including non-fatal myocardial infarction, non-fatal stroke and cardiovascular death.
  Before initiating JATENZO, consider the patient’s baseline cardiovascular risk and ensure blood pressure is adequately controlled.
  Periodically monitor for and treat new-onset hypertension or exacerbations of pre-existing hypertension and re-evaluate whether the benefits of JATENZO outweigh its risks in patients who develop cardiovascular risk factors or cardiovascular disease on treatment.
  Due to this risk, use JATENZO only for the treatment of men with hypogonadal conditions associated with structural or genetic etiologies.

CONTRAINDICATIONS

JATENZO is contraindicated in men with breast cancer or known or suspected prostate cancer. JATENZO is contraindicated in women who are pregnant as testosterone may cause fetal harm.

WARNINGS AND PRECAUTIONS

  Check hematocrit prior to initiation and every 3 months while a patient is on JATENZO and if hematocrit becomes elevated, stop JATENZO until hematocrit decreases to an acceptable level. If hematocrit increases after JATENZO is restarted, stop permanently.
  Monitor patients with benign prostatic hyperplasia (BPH) treated with androgens due to an increased risk for worsening signs and symptoms of BPH.
  Venous thromboembolic events (VTE), including deep vein thrombosis (DVT) and pulmonary embolism (PE), have been reported in patients using testosterone replacement products like JATENZO. Evaluate patients with signs or symptoms consistent with DVT or PE and, if a VTE is suspected, discontinue JATENZO and initiate appropriate workup and management.
  Testosterone has been subject to abuse, typically at doses higher than recommended for the approved indication and in combination with other anabolic androgenic steroids.
  Large doses of androgens can suppress spermatogenesis by feedback inhibition of pituitary FSH. Inform patients of this risk before prescribing JATENZO.

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  Prolonged use of high doses of methyltestosterone has been associated with serious hepatic adverse events. JATENZO is not known to cause these adverse events; however, patients should be instructed to report any signs of hepatic dysfunction and JATENZO should be discontinued while the cause is evaluated.
  Edema, with or without congestive heart failure, may be a serious complication in patients with pre-existing cardiac, renal, or hepatic disease. In addition to discontinuation of the drug, diuretic therapy may be required.
  Gynecomastia may develop and persist in patients being treated for hypogonadism.
  Sleep apnea may occur in some patients, especially those with risk factors such as obesity or chronic lung disease.
  Changes in the serum lipid profile may require dose adjustment of lipid-lowering drugs or discontinuation of testosterone therapy. Monitor the lipid profile periodically, particularly after starting testosterone therapy.
  Use JATENZO with caution in cancer patients at risk of hypercalcemia. Monitor serum calcium concentration regularly during treatment with JATENZO in these patients.
  Androgens, including JATENZO, may decrease concentrations of thyroxine-binding globulin, resulting in decreased total T4 serum concentrations and increased resin uptake of T3 and T4. Free thyroid hormone concentrations remain unchanged, however, and there is no clinical evidence of thyroid dysfunction.
  Depression and suicidal ideation have been reported in patients treated with JATENZO in clinical trials.

ADVERSE EVENTS

The most common adverse events of JATENZO (incidence ≥2%) are headache (5%), increased hematocrit (5%), hypertension (4%), decreased HDL (3%), and nausea (2%).

These are not all of the risks associated with JATENZO. For more information, click here for full Prescribing Information, including BOXED WARNING on increases in blood pressure. You can also obtain information regarding Jatenzo at www.jatenzo.com .

© 2021 Clarus Therapeutics, Inc. All rights reserved.

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